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CREDIT ENHANCEMENT RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date,  or if later,  the date shown below.  Terms not defined in this Rider have the meaning given to them in the Contract.  The section,  "Credit  Enhancement,"
below,  is added to the Contract at the end of the  "Contract  Value and Expense
Provisions."

CREDIT ENHANCEMENT

You may purchase this Rider as of the Contract Date or after  Contract  issue as discussed  below;  provided that you are age 80 or younger as of the date of the
Rider's issue (the "Rider Start Date").

AT ISSUE:  If you  purchase the Rider as of the  Contract  Date,  SBL will add a
Credit  Enhancement to your Contract  Value at the time any Purchase  Payment is applied to your Contract  during the first Contract Year. The amount of a Credit
Enhancement  is found at the time the  Purchase  Payment is made as a percent of the Purchase Payment to be applied. The Credit Enhancement,  as a percent of the
Purchase Payment,  is shown on page 3. The Credit Enhancement will be applied at the  time  the  Purchase  Payment  is  effective.  Credit  Enhancements  will be allocated among the Accounts in the same  proportion as the applicable  Purchase
Payment.

AFTER THE CONTRACT  DATE: If you purchase the Rider after the Contract Date, SBL will add a ONE-TIME  Credit  Enhancement to your Contract as of the close of the
Valuation  Period  during  which the Rider is  issued.  The amount of the Credit
Enhancement will be a percent of Contract Value as of the close of the Valuation
Period during which the Rider is issued. The Credit Enhancement, as a percent of
Contract Value, is shown on page 3. Credit  Enhancements will be allocated among the Accounts in the same proportion as the Contract Value is allocated as of the date of the Credit Enhancement.

RIDER  CHARGE:  SBL will  deduct a charge  while  this Rider is in effect as set forth in the Contract.  The Rider Charge will be in effect for a period of seven years from the Rider  Start  Date.  SBL will not  deduct  the charge  from Fixed
Account  Contract  Value to the extent such charge exceeds the amount of Current
Interest in excess of the Guaranteed Rate.

VESTING:  Each  Credit  Enhancement  will  vest  completely  at  the  end of the seven-year  period that begins on the Rider Start Date. The Rider Start Date for any Credit  Enhancement is: (1) the Contract Date, if purchased at issue; or (2)
the date the Credit  Enhancement is added to Contract  Value, if purchased after the Contract Date. An amount equal to 1/7 of the Credit Enhancement will vest as of each anniversary of the Rider Start Date.

WITHDRAWALS:  In the event of a full or partial withdrawal that exceeds the Free
Withdrawal  Amount (the "Free  Amount"),  SBL will  recapture all or part of any
Credit  Enhancement that has not yet vested. The amount to be forfeited is equal to a percent of the Credit  Enhancement that has not yet vested.  The percent is found for each Withdrawal as of the date thereof by dividing:  (i) the amount of the Withdrawal,  including any Withdrawal Charges, less the Free Amount; by (ii)
Contract Value  immediately  prior to the Withdrawal.  SBL will recapture Credit
Enhancements  only to the extent  that  total  withdrawals  in a Contract  Year, including  systematic  withdrawals,  exceed the Free Amount.  The Free Amount is equal to: (i) 10% of  cumulative  purchase  payments  (not  including any Credit
Enhancement)  in the first  Contract  Year; and (ii) 10% of Contract Value as of the first day of the current Contract Year in any subsequent Contract Year. If a
Withdrawal  Charge waiver is in effect,  the rules set forth below will apply in lieu of the terms of this section.

WITHDRAWAL  CHARGE WAIVERS:  One or more  endorsements or riders providing for a waiver of Withdrawal Charge under certain  circumstances may be attached to your
Contract.  In the event of a Withdrawal under the terms of such waiver, you will forfeit  all or part of any  Credit  Enhancements  applied  during the 12 months preceding the Withdrawal.  The percent of Credit Enhancements to be forfeited is found by  dividing  the  amount of the  Withdrawal  by:  (1) the amount of total
Purchase  Payments  during the 12 months  preceding such Withdrawal if the Rider was  purchased at issue;  or (2) the amount of Contract  Value as of the date of the Credit  Enhancement if the Rider was purchased after the Contract Date. That percent is multiplied by the total amount of Credit Enhancements credited during the 12 months  preceding the Withdrawal to find the amount to be forfeited.  The maximum  percent  that may be forfeited  is 100% of Credit  Enhancements  earned during the 12 months prior to the Withdrawal.

DEATH BENEFIT:  In the event that the Death Benefit under your Contract is based upon the sum of all  Purchase  Payments  made by the Owner  ("Return of Purchase
Payment  Death  Benefit"),  Purchase  Payments  shall  not  include  any  Credit
Enhancements  paid under this Rider.  In the event that the Death  Benefit under your  Contract is based upon  Purchase  Payments  increased at an annual rate of interest  ("Guaranteed  Growth Death Benefit"),  Purchase Payments shall include any Credit Enhancements paid under this Rider. Any Death Benefit,  payable under the Contract, except a Return of Purchase Payment Death Benefit, will be reduced by any Credit  Enhancements  applied during the 12 months  preceding the date of the Owner's death.

GUARANTEED MINIMUM INCOME BENEFIT: One or more riders providing for a Guaranteed
Minimum Income Benefit may be attached to your Contract.  The Guaranteed Minimum
Income  Benefit is based upon Purchase  Payments  increased at an annual rate of
interest.   Purchase   Payments  for  this  purpose  shall  include  any  Credit
Enhancements paid under this Rider.

This  Rider  shall be in effect for seven  years  from the Rider  Start Date set forth  below.  The Owner may not have more than one such  Rider in effect on the
Contract  at one time.  The Owner  shall not cancel  this  Rider,  nor select an
Annuity  Start Date that is prior to seven  years from the Rider  Start Date set forth below.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6084 (11-01)